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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          STORAGE COMPUTER CORPORATION

     Storage Computer Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, for the purpose of increasing the number of authorized shares of the Corporation's Common Stock from 25,000,000 to 50,000,000, declaring said amendment to be advisable and calling the annual meeting of the stockholders of the Corporation for, inter alia, consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: That this Board of Directors does hereby declare it advisable that the Certificate of Incorporation of this Corporation be amended by changing the first sentence of Article Fourth thereof to read in its entirety as follows:

          "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is fifty-one million (51,000,000) shares, fifty million (50,000,000) of which shall be Common Stock, par value $.001 per share ("Common Stock") and one million (1,000,000) of which shall be Preferred Stock, par value $.001 per share ("Preferred Stock")."

     SECOND: That thereafter, pursuant to a resolution of the Board of Directors, the annual meeting of the stockholders of the Corporation was duly held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Storage Computer Corporation has caused this certificate to be signed, under penalties of perjury, by William E. Kelly, its Secretary, this 15th day of August 2001.

                          STORAGE COMPUTER CORPORATION

                            By: /s/ William E. Kelly
                                ------------------------
                            William E. Kelly, Secretary




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